Exhibit 5.1

ArentFox Schiff LLP 1301 Avenue of the Americas 42nd Floor New York, NY 10019 212.484.3900 main 212.484.3990 fax afslaw.com

September 11, 2023

Intelligent Bio Solutions Inc.

142 West, 57th Street, 11th Floor

New York, NY 10019

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Intelligent Bio Solutions Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”), initially filed by the Company on July 12, 2023, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering (the “Offering”) of (i)(A) 2,185,792 units (the “Units”) of securities of the Company, with each Unit consisting of (a) one share of common stock, par value $0.01 per share, of the Company (“Common Stock”) (or, to each purchaser whose purchase of shares of Common Stock in such offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of such Offering, one share of the Company’s Series E Convertible Preferred Stock (the “Preferred Stock”) (and the shares of Common Stock issuable from time to time upon conversion of the Preferred Stock), in lieu of a share of Common Stock), and (b) one warrant to purchase one share of Common Stock (the “Series E Warrants”); and (B) warrants to purchase up to 109,289 shares of Common Stock issued to the representative of the underwriters (and the shares of Common Stock issuable from time to time upon exercise of such warrants) (the “Representative’s Warrants”); and (ii) (A) up to an additional 327,868 shares of Common Stock and/or 327,868 Series E Warrants for which the underwriters have been granted an over-allotment option, and (B) additional Representative’s Warrants to purchase up to 16,394 shares of Common Stock (and the shares of Common Stock issuable from time to time upon exercise of the Representative’s Warrants). Each share of Preferred Stock will be convertible into one share of Common Stock. The Common Stock, Preferred Stock, Series E Warrants, and Representative’s Warrant are referred to herein collectively as the “Securities.” The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (“Underwriting Agreement”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the form of Representative’s Warrant, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Securities have been duly authorized for issuance by all necessary corporate action by the Company.

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September 11, 2023 Page 2

2. The shares of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The shares of Preferred Stock, if purchased in lieu of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

4. Provided that the Units, the Series E Warrants and Representative’s Warrant have been duly executed and delivered by the Company and duly delivered to the purchasers or underwriters, such Units, Series E Warrants and Representative Warrant, when issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company.

5. The shares of Common Stock issuable pursuant to each of the Series E Warrants and Representative Warrants, upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Series E Warrants or Representative Warrant, as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

6. The shares of Common Stock issuable pursuant to the conversion of the Preferred Stock, and when issued by the Company in accordance with the terms of the Preferred Stock, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Units, Series E Warrants and Representative’s Warrant is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B. The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff, LLP